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                                                        EXHIBIT 11.1

                  STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
               COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                           THREE MONTHS ENDED     NINE MONTHS ENDED
                                              SEPTEMBER 30,         SEPTEMBER 30,
                                             1995       1996      1995         1996
                                            ------     ------    -------     -------
Primary and fully diluted:

Weighted average shares outstanding.....     9,396      9,451      9,396      9,451
Assumed exercise of Series A and B
 stock options  (Treasury stock method).    ------    -------     ------    -------
                                               187         --        188         --
                                            ------    -------     ------    -------
Total common share equivalents..........     9,583      9,451      9,584      9,451
                                            ======    =======     ======    =======

Net income (loss).......................    $1,781    $(4,067)    $4,781    $(8,893)
                                            ======    =======     ======    =======

Per share amounts  -- Primary and fully
 diluted:

Net income (loss).......................    $ 0.19    $ (0.43)    $ 0.50    $ (0.94)
                                            ======    =======     ======    =======

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